Exhibit 99.1

KinderCare Reports Fourth Quarter 2024 Financial Results

Lake Oswego, Ore. (March 20, 2025) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare”), a leading provider of high-quality early childhood education ("ECE"), today announced financial results for the fourth quarter and fiscal year ended December 28, 2024 and provided guidance for 2025.

Fourth Quarter 2024 Highlights

•
Revenue of $647.0 million
•
Loss from operations of $89.3 million
•
Net loss of $133.6 million and net loss per common share, diluted (1) of $1.17
•
On October 10, 2024, the Company completed its initial public offering ("IPO"), in which it sold 27.6 million shares of common stock, raising $616.1 million in net proceeds. These proceeds were primarily utilized to repay $608.0 million of outstanding principal on the first lien term loan facility.

Non-GAAP financial measures

•
Adjusted EBITDA (2) of $66.0 million
•
Adjusted net income (2) of $10.7 million and adjusted net income per common share, diluted (1)(2) of $0.09

Fiscal Year Ended 2024 Highlights

•
Revenue of $2,663.0 million
•
Income from operations of $79.3 million
•
Net loss of $92.8 million and net loss per common share, diluted (1) of $0.96

Non-GAAP financial measures

•
Adjusted EBITDA (2) of $298.1 million
•
Adjusted net income (2) of $38.8 million and adjusted net income per common share, diluted (1)(2) of $0.40

“KinderCare ended 2024 with a strong fourth quarter, highlighted by revenue growth of 4.7% and the successful completion of our IPO in October” said Paul Thompson, KinderCare’s Chief Executive Officer. “The quarter capped a meaningful year for the business overall which saw us serving more families, working with more employers, and partnering with more schools to provide children with the exceptional education and care expected at a KinderCare operated site or center.”

Mr. Thompson continued, "Looking forward to 2025, we expect to continue driving growth through our flexible and broad portfolio of offerings. Childcare is a critical component of every family’s effort to balance work and life schedules, and we are proud to be one of the largest and most trusted providers to families across the country.”

Fourth Quarter 2024 Financial Results

Total revenue increased $29.0 million, or 4.7%, to $647.0 million for the fourth quarter of 2024 as compared to $618.0 million for the fourth quarter of 2023.

Revenue from early childhood education centers increased by $23.0 million, or 4.0%, for the fourth quarter of 2024 as compared to the fourth quarter of 2023, of which approximately 3% was from higher tuition rates and approximately 1% was attributable to increased enrollment.

Revenue from before- and after-school sites increased by $6.0 million, or 12.5%, for the fourth quarter of 2024 as compared to the fourth quarter of 2023 primarily due to opening new sites and increased enrollment.

Loss from operations was $89.3 million for the fourth quarter of 2024 compared to income from operations of $48.7 million for the fourth quarter of 2023. The $138.0 million change was primarily due to increased equity-based compensation expense of $122.9 million as a result of the modification to the 2015 Equity Incentive Plan ("PIUs Plan") in conjunction with the IPO, which accelerated the vesting of outstanding profit interest units ("PIUs"), and $29.4 million lower cost reimbursements from COVID-19 Related Stimulus recognized in the fourth quarter of 2024, partially offset by increased total revenue as noted above. Net loss was $133.6 million for the fourth quarter of 2024 compared to $14.8 million net income for the fourth quarter of 2023. The $148.4 million change was driven by the impact to (loss) income from operations noted above and a $12.2 million net increase in interest expense primarily due to the October 2024 repayment of $608.0 million on the first lien term loan resulting in a $24.8 million loss on extinguishment which was partially offset by interest savings of $9.9 million due to a lower principal balance. Net loss per common share, diluted (1) was $1.17 for the fourth quarter of 2024 compared to net income per common share, diluted (1) of $0.16 for the fourth quarter of 2023.

For the fourth quarter of 2024, adjusted EBITDA (2) increased $3.1 million, or 4.9%, to $66.0 million, and adjusted net income (2) increased to $10.7 million from $0.1 million for the fourth quarter of 2023. Adjusted net income per common share, diluted (1)(2) was $0.09 for the fourth quarter of 2024.

As of December 28, 2024, the Company operated 1,574 early childhood education centers and 1,025 before- and after-school sites.

Balance Sheet and Liquidity

As of December 28, 2024, the Company had $62.3 million of cash and cash equivalents and $184.2 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $55.8 million.

During the fiscal year ended December 28, 2024, we generated $115.8 million in cash provided by operating activities and made net investments totaling $147.2 million, which include $132.3 million in property and equipment and $10.9 million in acquisitions. Additionally, during the fiscal year ended December 28, 2024, we utilized $62.6 million in cash for financing activities.

2025 Outlook

Based upon current estimates, we expect revenue for the full fiscal year 2025 to be approximately $2.75 billion to $2.85 billion, adjusted EBITDA to be approximately $310 million to $325 million (3), and adjusted net income per common share, diluted to be approximately $0.75 to $0.85 (3). The fiscal year 2025 outlook includes a 53rd week, which will contribute $45 million to $50 million of revenue and $10 million to $12 million of adjusted EBITDA. Management will provide further detail on the 2025 financial outlook on the conference call.

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the fourth quarter and full fiscal year of 2024. The conference call will be webcast live via our investor relations website https://investors.kindercare.com. A replay of the webcast will be made available on our investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-646-564-2877 (Toll-free) or 1-289-819-1520 (Toll) and referencing conference ID 11074. Participants are asked to dial in a few minutes prior to the call to register.

Footnote References

(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one. The outstanding shares and per share amounts have been adjusted to retrospectively reflect the conversion.
(2)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(3)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations regarding, among other things, financial position; future financial outlook and performance; business plans and objectives; general economic and industry trends; operating results; and working capital and liquidity and other statements contained in this presentation that are not historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises, such as the COVID-19 pandemic, on our business, financial condition and results of operations; our ability to address adverse publicity; changes in federal child care and education spending policies and budget priorities; our ability to acquire additional capital; our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our ability to manage payment-related risks; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; the occurrence of natural disasters, environmental contamination or other highly disruptive events; expenses associated with being a public company and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 28, 2024 and in its other filings with the SEC. KinderCare does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance and prospects.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net (loss) income or net (loss) income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

A leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 40 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,500 early learning centers and sites.

Contacts:

Investors
Sloan Bohlen, Solebury Strategic Communications
investors@kindercare.com

Media
Stephanie Knight, Solebury Strategic Communications
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$62,336	$156,147
Accounts receivable, net	104,333	88,086
Prepaid expenses and other current assets	48,104	39,194
Total current assets	214,773	283,427
Property and equipment, net	418,524	395,745
Goodwill	1,119,714	1,110,591
Intangible assets, net	429,766	439,001
Operating lease right-of-use assets	1,373,064	1,351,863
Other assets	89,626	72,635
Total assets	$3,645,467	$3,653,262
Liabilities and Shareholder's Equity
Current liabilities:
Accounts payable and accrued liabilities	$152,660	$154,463
Related party payables	119	—
Current portion of long-term debt	7,251	13,250
Operating lease liabilities—current	144,919	133,225
Deferred revenue	26,376	25,807
Other current liabilities	81,433	99,802
Total current liabilities	412,758	426,547
Long-term debt, net	918,719	1,236,974
Operating lease liabilities—long-term	1,315,587	1,301,656
Deferred income taxes, net	30,907	60,733
Other long-term liabilities	102,987	120,472
Total liabilities	2,780,958	3,146,382
Total shareholder's equity	864,509	506,880
Total liabilities and shareholder's equity	$3,645,467	$3,653,262

KinderCare Learning Companies, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	December 28, 2024		December 30, 2023
Revenue	$646,956		$617,996
Costs and expenses:
Cost of services (excluding depreciation and impairment)	513,695	79.4%	467,025	75.6%
Depreciation and amortization	30,213	4.7%	28,463	4.6%
Selling, general, and administrative expenses	188,915	29.2%	67,370	10.9%
Impairment losses	3,395	0.5%	6,479	1.0%
Total costs and expenses	736,218	113.8%	569,337	92.1%
(Loss) income from operations	(89,262)	(13.8%)	48,659	7.9%
Interest expense	50,733	7.8%	38,528	6.2%
Interest income	(2,249)	(0.3%)	(2,020)	(0.3%)
Other expense, net	101	0.0%	332	0.1%
(Loss) income before income taxes	(137,847)	(21.3%)	11,819	1.9%
Income tax benefit	(4,264)	(0.7%)	(3,008)	(0.5%)
Net (loss) income	$(133,583)	(20.6%)	$14,827	2.4%
Net (loss) income per common share: (1)
Basic	$(1.17)		$0.16
Diluted	$(1.17)		$0.16
Weighted average number of common shares outstanding: (1)
Basic	114,136		90,366
Diluted	114,136		90,366
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one. The outstanding shares and per share amounts have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Fiscal Years Ended
	December 28, 2024		December 30, 2023
Revenue	$2,663,035		$2,510,182
Costs and expenses:
Cost of services (excluding depreciation and impairment)	2,032,513	76.3%	1,824,324	72.7%
Depreciation and amortization	117,606	4.4%	109,045	4.3%
Selling, general, and administrative expenses	423,063	15.9%	287,967	11.5%
Impairment losses	10,535	0.4%	13,560	0.5%
Total costs and expenses	2,583,717	97.0%	2,234,896	89.0%
Income from operations	79,318	3.0%	275,286	11.0%
Interest expense	170,539	6.4%	152,893	6.1%
Interest income	(7,369)	(0.3%)	(6,139)	(0.2%)
Other income, net	(5,620)	(0.2%)	(1,393)	(0.1%)
(Loss) income before income taxes	(78,232)	(2.9%)	129,925	5.2%
Income tax expense	14,608	0.5%	27,367	1.1%
Net (loss) income	$(92,840)	(3.5%)	$102,558	4.1%
Net (loss) income per common share: (1)
Basic	$(0.96)		$1.13
Diluted	$(0.96)		$1.13
Weighted average number of common shares outstanding: (1)
Basic	96,309		90,366
Diluted	96,309		90,389
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one. The outstanding shares and per share amounts have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Years Ended
	December 28, 2024	December 30, 2023
Operating activities:
Net (loss) income	$(92,840)	$102,558
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	117,606	109,045
Impairment losses	10,535	13,560
Change in deferred taxes	(29,828)	(17,414)
Loss on extinguishment of long-term debt, net	25,652	3,957
Loss on extinguishment of indebtedness to related party	—	472
Amortization of debt issuance costs	6,830	8,482
Equity-based compensation	144,082	12,557
Realized and unrealized gains from investments held in deferred compensation asset trusts	(2,242)	(3,010)
(Gain) loss on disposal of property and equipment	(2,838)	2,151
Changes in assets and liabilities, net of effects of acquisitions	(61,070)	71,182
Cash provided by operating activities	115,887	303,540
Investing activities:
Purchases of property and equipment	(132,322)	(129,045)
Payments for acquisitions, net of cash acquired	(10,920)	(10,244)
Proceeds from the disposal of property and equipment	2,872	906
Investments in deferred compensation asset trusts	(8,701)	(6,767)
Proceeds from deferred compensation asset trust redemptions	1,833	1,573
Proceeds from sale and leaseback, net of transaction costs	—	25,917
Cash used in investing activities	(147,238)	(117,660)
Financing activities:
Proceeds from initial public offering, net of underwriting discounts	625,968	—
Payments of deferred offering costs	(9,587)	—
Distribution to parent	(320,000)	—
Proceeds from issuance of long-term debt	264,338	1,258,750
Repayment of long-term debt	(608,000)	(1,310,881)
Repayment of indebtedness to related party	—	(56,328)
Principal payments of long-term debt	(11,890)	(6,256)
Payments of debt issuance costs	(1,184)	(7,320)
Repayments of promissory notes	(421)	(951)
Payments of financing lease obligations	(1,631)	(1,734)
Tax payments related to net settlement of restricted stock units	(224)	—
Payments of contingent consideration for acquisitions	—	(10,217)
Cash used in financing activities	(62,631)	(134,937)
Net change in cash, cash equivalents, and restricted cash	(93,982)	50,943
Cash, cash equivalents, and restricted cash at beginning of period	156,412	105,469
Cash, cash equivalents, and restricted cash at end of period	$62,430	$156,412

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net (loss) income, for the periods presented:

	Three Months Ended		Fiscal Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net (loss) income	$(133,583)	$14,827	$(92,840)	$102,558
Add back:
Interest expense	50,733	38,528	170,539	152,893
Interest income	(2,249)	(2,020)	(7,369)	(6,139)
Income tax (benefit) expense	(4,264)	(3,008)	14,608	27,367
EBIT	$(89,363)	$48,327	$84,938	$276,679
Add back:
Depreciation and amortization	30,213	28,463	117,606	109,045
EBITDA	$(59,150)	$76,790	$202,544	$385,724
Add back:
Impairment losses (1)	3,395	6,479	10,535	13,560
Equity-based compensation (2)	123,066	986	122,972	1,821
Management and advisory fee expenses (3)	119	1,217	3,767	4,865
Acquisition related costs (4)	—	3	16	1,182
Non-recurring distribution and bonus expense (5)	—	—	19,287	—
COVID-19 Related Stimulus, net (6)	(4,049)	(23,785)	(69,732)	(150,642)
Other costs (7)	2,595	1,213	8,734	9,872
Adjusted EBITDA	$65,976	$62,903	$298,123	$266,382

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net (loss) income and net (loss) income per common share, respectively, for the periods presented:

	Three Months Ended		Fiscal Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net (loss) income	$(133,583)	$14,827	$(92,840)	$102,558
Income tax (benefit) expense	(4,264)	(3,008)	14,608	27,367
Net (loss) income before income tax:	$(137,847)	$11,819	$(78,232)	$129,925
Add back:
Amortization of intangible assets	2,382	2,198	9,234	9,329
Impairment losses (1)	3,395	6,479	10,535	13,560
Equity-based compensation (2)	123,066	986	122,972	1,821
Management and advisory fee expenses (3)	119	1,217	3,767	4,865
Acquisition related costs (4)	—	3	16	1,182
Non-recurring distribution and bonus expense (5)	—	—	19,287	—
COVID-19 Related Stimulus, net (6)	(4,049)	(23,785)	(69,732)	(150,642)
Loss on extinguishment of long-term debt, net (8)	24,757	—	25,652	4,429
Other costs (7)	2,595	1,213	8,734	9,872
Adjusted income before income tax	14,418	130	52,233	24,341
Adjusted income tax expense (9)	3,721	34	13,481	6,282
Adjusted net income	$10,697	$96	$38,752	$18,059
Net (loss) income per common share: (10)
Basic	$(1.17)	$0.16	$(0.96)	$1.13
Diluted	$(1.17)	$0.16	$(0.96)	$1.13
Adjusted net income per common share: (10)
Basic	$0.09	$0.00	$0.40	$0.20
Diluted	$0.09	$0.00	$0.40	$0.20
Weighted average number of common shares outstanding: (10)
Basic	114,136	90,366	96,309	90,366
Diluted	114,136	90,366	96,309	90,389

Explanation of add backs:

(1)
Represents impairment charges for long-lived assets as a result of center closures and reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations.
(2)
Represents non-cash equity-based compensation expense in accordance with Accounting Standards Codification 718, Compensation: Stock Compensation. During the three months and fiscal year ended December 28, 2024, equity-based compensation includes $113.1 million in expense recognized related to the one-time October 2024 modification to the PIUs Plan. During the three months and fiscal year ended December 28, 2024, equity-based compensation excludes $14.3 million in expense included within “Non-recurring distribution and bonus expense” as described in explanation (5) below.
(3)
Represents amounts incurred for management and advisory fees with related parties in connection with a management services agreement with Partners Group (USA), Inc., a related party of the Company, which was terminated upon completion of our IPO.
(4)
Represents costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration, and severance related costs. During the periods presented, these costs were incurred related to the acquisition of Crème School.
(5)
During March 2024, we recognized a $14.3 million one-time expense related to an advance distribution to Class B PIU recipients, including employees, officers, managers, directors, and other providers of services to KC Parent, LP and its subsidiaries (collectively, "PIU Recipients"), with outstanding PIUs. In connection with this distribution, we recognized a $5.0 million one-time bonus expense for restricted stock units ("RSUs") and stock options to certain service providers, which are defined as employees, consultants, or directors (collectively, “Participants"), to account for the change in value associated with the March 2024 distribution to PIU Recipients. We do not routinely make distributions to PIU Recipients in advance of a liquidity event or pay bonuses to RSU or stock option Participants outside of normal vesting and we do not expect to do so in the future.
(6)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $7.4 million and $36.7 million during the three months ended December 28, 2024 and December 30, 2023, and $63.3 million and $181.9 million during the fiscal years ended December 28, 2024 and

December 30, 2023, respectively, in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment), as well as $0.1 million during the three months ended December 28, 2024, and $0.4 million and $3.0 million during the fiscal years ended December 28, 2024 and December 30, 2023, respectively, in revenue arising from COVID-19 Related Stimulus. No revenue arising from COVID-19 Related Stimulus was recognized during the three months ended December 30, 2023. Additionally, during the fiscal year ended December 28, 2024, we recognized $23.4 million of ERC offsetting cost of services (excluding depreciation and impairment) as well as $2.6 million in professional fees in selling, general, and administrative expenses as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $3.4 million and $12.9 million during the three months ended December 28, 2024 and December 30, 2023, and $14.8 million and $34.3 million during the fiscal years ended December 28, 2024 and December 30, 2023, respectively.
(7)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions, as well as costs expensed in connection with prior contemplated offerings. For the three months ended December 28, 2024, other costs include $1.8 million in costs related to our IPO as well as $0.8 million in costs associated with debt modifications subsequent to our IPO. For the three months ended December 30, 2023, other costs include a $2.9 million loss on a sale and leaseback transaction as well as credit for expenses incurred related to a prior contemplated offering. For the fiscal year ended December 28, 2024, other costs include $3.6 million in transaction costs associated with our incremental first lien term loan, repricing amendments of our senior secured credit facilities, and debt modifications subsequent to our IPO, as well as $2.5 million in costs related to our IPO. For the fiscal year ended December 30, 2023, other costs include $6.3 million in transaction costs associated with our June 2023 refinancing and a $2.9 million loss on a sale and leaseback transaction. These costs represent items management believes are not indicative of core operating performance.
(8)
Includes the unamortized original issue discount and deferred financing costs that were written off in connection with certain lenders that had reduced principal holdings or did not participate in the loan syndication as a result of certain amendments to our senior secured credit facilities. For both the three months and fiscal year ended December 28, 2024, the loss on extinguishment of long-term debt is primarily the result of the October 2024 repayment of $608.0 million on the first lien term loan. There was no loss on extinguishment of long-term debt during the three months ended December 30, 2023. For the fiscal year ended December 30, 2023, the loss on extinguishment of long-term debt is primarily the result of the June 2023 refinancing. Loss on extinguishment of long-term debt, net is not considered by management to be indicative of core operating performance.
(9)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 25.8% for both the three months and fiscal years ended December 28, 2024 and December 30, 2023. Our statutory rate is re-evaluated at least annually.
(10)
The outstanding shares and per share amounts have been retrospectively adjusted to reflect the common stock conversion, in which the Company converted Class A and Class B common stock to common stock at a ratio of 8.375 to one, effective October 8, 2024.